CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered Debt Securities	Maximum Aggregate Offering Price $250,000,000	Amount of Registration Fee(1)(2) $ 29,025

(1)

Calculated in accordance with Rule 457(r) under the Securities Act of 1933. This fee reflects an additional principal amount of $250,000,000 to be issued, which is in addition to the principal amount of $2,000,000,000 for which a fee in the amount of $232,200 was previously calculated in Pricing Supplement No. 204L, dated January 14, 2011, filed on January 18, 2011.

(2)

Pursuant to Rule 457(p) under the Securities Act and Securities Act Release No. 7943, dated January 26, 2001, a registration fee of $753,280 was paid with respect to securities available for issuance under a Registration Statement on Form S-3 (Registration No. 333-126750), filed by JPMorgan Chase & Co. and certain of its affiliates on July 21, 2005. Pursuant to Rule 457(b) and 457(p), $118,965.74 of prepaid registration fees is presently available for offset. The $29,025.00 registration fee associated with the instant offering is hereby offset against the prepaid registration fees made in connection with the securities available for issuance under Registration Statement No. 333-126750. Since the prepaid registration fees completely offset the registration fee for this offering, no additional registration fee is being paid for this offering, and, following this offering, $89,940.74 will remain available for future offset against registration fees that would otherwise be payable under the Automatic Shelf Registration Statement on Form S-3 filed on October 13, 2010 by JPMorgan Chase & Co. (Registration No. 333-169900).

Pricing Supplement No. 205L, dated January 18, 2011 (To Prospectus dated October 13, 2010 and Prospectus Supplement dated October 21, 2010)	Rule 424(b)(2) File No. 333-169900 CUSIP No. 46623EJF7

JPMorgan Chase & Co.

JPMORGAN CHASE & CO.
[X]	Senior Medium-Term Notes, Series H Due from Nine Months to Thirty Years from Date of Issue

[ ]	Subordinated Medium Term Notes, Series C Due from Nine Months to Thirty Years from Date of Issue
Principal Amount: Issue Price: Commission or Discount: Proceeds to Company:	$ 250,000,000 100.149% $ 375,000 $ 249,997,500
Agents	Principal Amount To be Purchased
J.P. MORGAN SECURITIES LLC Fifth THIRD SECURITIES, INC. KEYBANC CAPITAL MARKETS INC. MORGAN KEEGAN & COMPANY, INC. RAMIREZ & CO., INC. tHE WILLIAMS CAPITAL GROUP, L.P.	$ 230,000,000 $ 5,000,000 $ 5,000,000 $ 5,000,000 $ 2,500,000 $ 2,500,000
Agents' Capacity: if as principal	[ ] As agent	[X] As principal
[ ]	The Notes are being offered at varying prices relating to prevailing market prices at the time of sale.
[X]	The Notes are being offered at a fixed initial public offering price equal to the Issue Price (as a percentage of Principal Amount).
Issue Date: January 24, 2011
Stated Maturity: January 24, 2014

Form:  [X]   Book-entry   [_]  Certificated

Currency:  U.S. Dollars

[ ]  Fixed Rate Note: [ ]% per annum

[X] Floating Rate Note:	CD [ ] Treasury Rate [ ]	Commercial Paper Rate [ ] Prime Rate [ ]	Reuters LIBOR01 [X]

Interest Payment Dates:   Quarterly on the 24th of January, April, July and October, via modified following business day convention, commencing April 24, 2011

Interest Reset Dates: Quarterly on the 24th of January, April, July and October, via modified following business day convention, commencing April 24, 2011

Index Maturity:   3-month LIBOR
Spread (+/-):   +75 basis points
Multiplier:   Not Applicable
Maximum Interest Rate:    Not Applicable     Minimum Interest Rate:   Not Applicable
Optional Redemption:   Yes [   ]   No [X]

Other: This Pricing Supplement reflects an additional $250,000,000 principal amount of the notes which will be issued in addition to the $2,000,000,000 principal amount of the notes reflected in Pricing Supplement No. 204L, dated January 14, 2011, filed on January 18, 2011.